Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Endurance Specialty Holdings Ltd. 2007 Equity Incentive Plan of our reports dated March 1, 2011, with respect to the consolidated financial statements and schedules of Endurance Specialty Holdings Ltd. and the effectiveness of internal control over financial reporting of Endurance Specialty Holdings Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young Ltd.
Hamilton, Bermuda
March 2, 2011